Exhibit 10.9

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT ("Agreement") is dated the day of 1st day of August 2007 (the "Effective Date") and is made by and between Comcast Cable Communications Management, LLC, a Delaware limited liability company, on behalf of itself and its designated affiliates and subsidiaries ("Comcast"), and Information Systems Associates, Inc., a Florida corporation ("Consultant").

RECITALS

A.	The parties desire for Consultant to perform certain consulting services, as further described herein, for Comcast and its affiliates, subject to the terms and conditions herein.

B.	This Agreement shall govern all statements of work between Consultant and Comcast during its term.

AGREEMENT

In consideration of the mutual covenants, terms and conditions contained in this Agreement, the parties agree as follows:

1.  Statement of Work. Consultant shall perform the consulting services (the "Services") as set forth in the statement(s) of work agreed to by the parties in writing and incorporated by reference into this Agreement (each, a "Statement of Work").It shall be Consultant's sole and exclusive responsibility to obtain all necessary licenses and/or permits and to comply with all codes, laws, rules and regulations in performing the Services hereunder. Consultant shall perform the Services to Comcast's reasonable satisfaction and Consultant shall, at Comcast's reasonable request, re-perform, at its sole cost and expense, all Services unsatisfactory to Comcast, provided that Comcast notifies Consultant of such unsatisfactory Services within thirty (30) days of delivery of such Services (the "Acceptance period").If Comcast fails to notify Consultant of any unsatisfactory Services during the applicable Acceptance Period, such Services shall be deemed satisfactory and accepted by Comcast. In addition, Consultant shall perform all Services using the degree of skill, care, and judgment consistent with customarily accepted good business practices and otherwise in accordance with any specifications set forth in the Statement of Work.

2.  Independent Contractor. This Agreement is intended to create an independent contractor relationship between the parties for the purposes of Federal, state and local law, including the Internal Revenue Code of 1986, as amended. Consultant shall provide workers' compensation benefits and unemployment compensation coverage for its employees as required by applicable law. Because Consultant's employees and contractors are not employees of Comcast, Consultant's employees and contractors are not entitled to any benefits to which Comcast employees may be entitled under Comcast policies or as otherwise required by law. Comcast will not withhold any taxes from any amounts payable to Consultant under this Agreement and will not make any PICA or other contributions on behalf of or for the benefit of Consultant or Consultant's employees and contractors. Comcast will provide Consultant on a timely basis a Form 1099 or other appropriate form reporting compensation paid to Consultant under this Agreement. Nothing in this Agreement will be construed or implied to create a relationship of agency, partnership, affiliates, joint employers, or joint ventures. Consultant is free to do work for other entities during the term of this Agreement, subject to the confidentiality and non-disclosure obligations of this Agreement and any separate agreement or agreements with respect to confidentiality and non-disclosure of Comcast information. Neither party will have the power or authority to act for the other in any manner or to create obligations or debts which would be binding on the other. Neither party will be responsible for any obligation of the other or be responsible for any act or omission of the other.

3.  Compensation. In consideration for the provision by Consultant of the Services, Comcast shall pay to Consultant the compensation as set forth in each Statement of Work (the "Compensation").Comcast shall pay invoices for acceptable services it receives from Consultant within forty-five (45) days of receipt. In addition, Comcast shall reimburse Consultant for actual and reasonable travel and other work-related out-of-pocket expenses incurred in the performance of the Services, upon submission and approval of invoices for such costs. Consultant shall provide Comcast, at Comcast's request, reasonable verification of the out-of-pocket expenses billed to Comcast.

4.  Term of the Agreement. Unless otherwise terminated as specified elsewhere in this Agreement, the term (the "Term") of this Agreement will commence on the Effective Date and will continue until the earlier of (i) two (2) years after the Effective Date, (ii) completion of all the Services under all outstanding Statements of Work, or (iii) termination of all Statements of Work by Comcast at any time and for any reason (such date being the "Termination Date"). Notwithstanding the foregoing, if this Agreement shall expire in accordance with Section 4(i) above, the Agreement shall continue to govern any outstanding Statements of Work until all Services thereunder are completed. The provisions of sections 7, 8, 9, 10, 11, 12 and 19 of this Agreement shall survive the termination of this Agreement.

5.  Termination. This Agreement or any individual Statement of Work may be immediately terminated by Comcast, without liability, if Consultant violates any of the terms of this Agreement or fails to materially comply with specifications of this Agreement or an applicable Statement of Work, including without limitation, failure to adequately perform any of the Services or meet any of the deadlines, milestones, objectives or schedules as described in the Statement of Work, which remains uncured for thirty (30) calendar days. Comcast will pay Consultant for Services performed and pre-approved expenses incurred up to the date of notice. Consultant may terminate this Agreement or any individual Statement of Work, without liability, if Comcast fails to timely pay the Compensation and reimburse reasonable expenses in accordance with Section 3 of this Agreement, provided that Consultant has first given Comcast thirty (30) days notice and opportunity to cure. Automatically upon termination or expiration of this Agreement, and at any time upon the request of Comcast, Consultant will promptly deliver or cause to be delivered to Comcast all physical embodiments of the Comcast Work in the possession or control of Consultant or in the control of any third party retained by or at the instance of Consultant.

6.  Termination for Convenience. This Agreement or any Statement of Work may be terminated by Comcast in whole or in part for its convenience at any time by giving Consultant at least thirty (30) days written notice of termination specifying the extent to which the Agreement and/or any Statement of Work is (are) terminated and the date upon which such termination becomes effective. Comcast will pay Consultant for Services performed and pre-approved expenses incurred up to the date of termination of this Agreement. Automatically upon termination or expiration of this Agreement, and at any time upon the request of Comcast, Consultant will promptly deliver or cause to be delivered to Comcast all physical embodiments of the Comcast Work in the possession or control of Consultant or in the control of any third party retained by or at the instance of Consultant. Consultant agrees that termination of this Agreement under this section shall not constitute a breach of or default under this Agreement by Comcast and such termination shall be without further liability. The termination of a Statement of Work under Section 5 or 6 shall not terminate this Agreement; however, if this Agreement is terminate by either party prior to the natural expiration of its term in accordance with Section 4, then all outstanding Statements of Work shall be deemed terminated as well.

7.  Records. Consultant shall maintain accurate records relating to the Services and the performance of its duties hereunder. All records shall be maintained by Consultant for at least three (3) years after the termination of this Agreement, and shall be available for inspection and duplication by Comcast at Comcast's sole expense during normal business hours. Consultant shall, upon a request by Comcast, promptly prepare and deliver to Comcast reports regarding its activities and expenses in connection with this Agreement.

8.  Intellectual Property Rights. Consultant represents and warrants that Comcast will be the sole and exclusive owner of all rights, title and interest in all ideas, concepts, inventions, expressions, information, material and works of authorship, whether written, pictorial, audio, video, digital, electronic, or otherwise, regardless of the location, possession, form or physical embodiment, including, without limitation, presentations, outlines, plans, programs, programming code, systems, work notes, drafts, specifications, analyses, data, surveys, print copy, artwork, plates, photo negatives and positives, boards, preliminary outlines, sketches, maps, letters, invoices, proposals, databases, and reports (including any developments, modifications, improvements, and derivative works to existing products, services, technology, and confidential information of Comcast), patentable or unpatentable, prepared in connection with this Agreement and the performance of the Services, whether conceived or made by Consultant alone or with others (collectively, the "Comcast Work").Notwithstanding the foregoing, Comcast Work shall not include Consultant's know how, techniques or software used by Consultant generally, including, but not limited to, that which is set forth on Exhibit A. Consultant hereby acknowledges and agrees that the Comcast Work, and any parts thereof, are specially ordered or commissioned by Comcast and shall be considered works made for hire as such term is defined in the United States Copyright Act of 1976, 17 U.S.C. § 101. Comcast shall be considered the author for purposes of copyright and shall own all copyright rights in the Comcast Work. To the extent that any copyrights or other intellectual property rights in the Comcast Work do not vest in Comcast as a work made for hire, Consultant hereby irrevocably assigns to Comcast, its successors and assigns, any and all rights, title and interest that Consultant has in any of the Comcast Work, including, but not limited to, copyrights, trade secrets, patents, trademarks and other intellectual property rights, whether now known or hereafter to become known, for the respective maximum terms of protection available throughout the world. Notwithstanding any provision of the Copyright Act, specifically the joint authorship provisions and the collective-work provisions, which may cause copyrights to vest initially in Consultant, any and all copyrightable works prepared either in whole or in part by Consultant under this Agreement, are initially, shall be, or shall become, owned solely by Comcast. During the Term of, and following termination of, this Agreement, Consultant will not use, or submit to or permit the use by anyone, of any Comcast Work in whole or in part without Comcast's prior written consent, which it may withhold or give in its sole and absolute discretion.

9.  Indemnification. Consultant, at its sole cost and expense, shall indemnify, defend and hold harmless Comcast from and against any and all damages, claims, liabilities, judgments, actions, lawsuits, executions, costs (including reasonable attorneys' fees and costs and expenses of legal actions) and expenses arising out of, incurred by or brought against Comcast to the extent that they based on (a) a claim that the use of the Comcast Work in accordance with the specifications set forth in the any and all Statements of Work or provision of Services infringes any patent, copyright, trade secret, trademark or other intellectual property right of any third party ("IP Claims"); (b) any breach or inaccuracy of any covenant, representation or warranty by Consultant of this Agreement; (c) the negligence or willful misconduct of Consultant, its officers, employees, agents, and/or representatives; and/or (d) assertions under workers' compensation or similar employee benefit acts by Consultant or its employees or agents. Comcast agrees to notify Consultant promptly in writing of any IP Claim, to permit Consultant to defend, compromise or settle the claim and to provide reasonably available information and assistance regarding such IP Claim; provided that: (i) if Consultant fails to promptly retain defense counsel for any such IP Claim, Comcast, at Consultant's expense, may retain its own defense counsel and defend against such claim; and (ii)any proposed settlement to which Comcast is a party shall be subject to the prior approval of Comcast. Should any Comcast Work, become the subject of an IP Claim, Consultant shall either (i) procure for Comcast, at no cost to Comcast, the right to continue to use the Comcast Work, (ii) replace or modify the Comcast Work at no cost to Comcast, to make the Comcast Work non-infringing, provided that the replacement or modified Comcast Work provides substantially similar functionality and performance, in Comcast's reasonable opinion; or (iii) if neither (i) or (ii) are possible, in addition to the indemnification set forth in this section, Consultant shall refund all fees paid by Comcast to Consultant for such Comcast Work.

10.  Cooperation In Legal and Business Matters. Consultant agrees to reasonably cooperate with Comcast in connection with any legal or business matter, including, without limitation, any dispute, claim or lawsuit, relating to the Services provided by Consultant pursuant to this Agreement. Comcast will compensate Consultant reasonably for such services unless such dispute, claim or lawsuit arises from Consultant's negligence or the infringement of any intellectual property right or third party right arising from the Services (in whole or in part). Comcast will have the right to obtain and hold in its own name the patents, copyrights and trademarks, any registrations, renewals and extensions thereof, and any other rights or protections which may be available or become available in the Comcast Work. Consultant will provide reasonable assistance to Comcast to obtain and enforce the rights and protections relating to the Comcast Work in any and all countries. Assistance of Consultant includes executing all documents for use in obtaining and enforcing such patent, copyright, trademark, and other rights and protections in the Comcast Work, as Comcast may desire, and any assignments. Consultant hereby irrevocably designates and appoints Comcast and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and in Consultant's behalf and stead to obtain, perfect and protect Comcast's proprietary rights in the Comcast Work, with the same legal force and effect as if executed by Consultant, if Comcast is unable to obtain for any reason, after reasonable effort, Consultant's consent, or signature on any document.

11.Confidentiality.

11.1  No Disclosure. Consultant agrees that during and after the term of this Agreement, neither Consultant nor any person, firm, corporation or other entity affiliated with, owned in whole or in part by, employed by or otherwise connected with Consultant, shall directly or indirectly, without the express written consent of Comcast, divulge, use, sell, exchange, furnish, give away, or transfer in any way any Confidential Information (as hereinafter defined) of Comcast.

11.2  Purpose of Access. Consultant acknowledges that any Confidential Information that has been disclosed to it by Comcast has been disclosed solely for the purpose of enabling Consultant to perform its duties hereunder. Consultant agrees that all Confidential Information, whether provided by Comcast prior to or after the commencement date h ereof, is the exclusive property of Comcast, and further agrees that all of Comcast's subscribers are and shall remain customers of Comcast.

11.3  Compelled Disclosure. If Consultant is served with any form of process purporting to require Consultant to disclose any Confidential Information to any third party, Consultant shall immediately notify Comcast who shall have the right to seek to quash such process. In the event that the disclosure of any Confidential Information is compelled, Consultant shall disclose the minimal Confidential Information necessary to comply with the compelled disclosure.

11.4  Confidential Information Defined. The term "Confidential Information" shall include, without limitation, information provided to Consultant by Comcast that Comcast has designated as confidential; this Agreement (and all amendments thereto) and all of its terms and conditions; all manuals and training materials provided to Consultant by Comcast; the names, addresses, e-mail addresses and telephone numbers of all subscribers and prospective subscribers to any product or service offered by Comcast, as well as any other personally identifiable information relating to such subscribers ("PII"); any other information relating to any Comcast's subscribers, including all lists or other records containing any such information, even if such information is aggregated; and all financial, technical, business, and credit information relating to Comcast, including without limitation, all market analyses and market expansion plans, all revenue and profit analyses and projections and all commission structures and statements; all technical information relating to Comcast, including, without limitation, all implemented or planned product and service improvements or changes, and all information about Comcast's network configuration, plant or any equipment attached thereto; and all other information relating to the operations of Comcast which was disclosed or provided to Consultant or became known to Consultant through its relationship with Comcast; and all other information not generally known to the public relating to Comcast. Confidential Information shall not include any information (i) that is or comes into the public domain through no fault of Consultant, (ii) that is rightfully in the possession of Consultant in written form as of the Effective Date heretofore hereafter independently developed by Consultant without reference to any Comcast's Confidential Information, or (iii) that is required to be disclosed by order of a court or tribunal of competent jurisdiction or by any law (provided it is disclosed in accordance with Section 11.3).

11.5  Subscriber Information. Consultant hereby acknowledges that Comcast has a special responsibility under the law to keep PII private and confidential. Consultant also acknowledges that the PII to which it will have access pursuant to this Agreement constitutes Comcast Confidential Information and that Consultant in no way possesses or shall gain possession of any ownership or other proprietary rights with respect to such PII. Consultant acknowledges and understands that PII is subject to the subscriber privacy protections set forth in Section 631 of the Cable Communications Policy Act of 1984, as amended (47 U.S.C. Sec. 551), as well as other applicable federal and state laws. Consultant agrees that it shall use such information in strict compliance with Section 631 and all other applicable laws governing the use, collection, disclosure and storage of such information. Consultant further agrees to restrict disclosure of such PII to those Consultant employees or sub-contractors with a need to know and who are bound by the confidentiality provisions herein and shall not further disclose such information to any third Party without the prior written consent of Comcast.

11.6  Usage Data. Confidential Information shall include any and all usage data, activity data or other information collected from or about or otherwise regarding Comcast's Subscribers whether in individual or aggregate form. Such Usage Data ("Usage Data") is and shall remain the property of Comcast. To the extent that Consultant has access to or collects such Usage Data, it does so solely on behalf of Comcast pursuant to Consultant's obligations hereunder and shall maintain the confidentiality of such data and shall treat in accordance with Comcast's then applicable privacy policies, privacy statements and applicable law. Consultant shall not use Usage Data for any purpose not in compliance with its obligations under this Agreement and shall not disclose such data, whether in aggregate or individual form, to any third party except as required to be disclosed by order of a court or tribunal of competent jurisdiction or by any law (and then only in accordance with Section 11.3). Consultant shall not collect or maintain such Usage Data except to the extent necessary to perform its obligations under this Agreement.

11.7  Security. All PII and Usage Data that is collected, stored or otherwise maintained by Consultant pursuant to this Agreement shall be maintained in a secure environment that meets industry standards. Any PII or Usage Data that is collected or obtained by Consultant must be stored and transmitted in encrypted or otherwise secure form. In the event of a breach of security of any system, website, database, equipment or storage medium or facility that results in unauthorized access to PII or Usage Data by any third party, Consultant shall notify Comcast immediately shall resecure its systems immediately.

11.8  Remote Access. To the extent that Consultant is authorized to gain remote access to Comcast's networks or equipment for purposes of performing its obligations hereunder, Consultant shall ensure that (a) such access is restricted to authorized employees; (b) it provides Comcast with a list of all such authorized employees; (c) such remote access is used solely for purposes of fulfilling Consultant's obligations under this Agreement; (d) such remote access is obtained through a secure connection; and (e) Consultant uses such remote access capability only to access equipment or software that is directly involved in Consultant's performance or res obligations hereunder and does not access any other Comcast or third party systems, databases, equipment or software. Upon Comcast's request, Consultant will provide periodic security audits of its access system and methods and will change authentication elements periodically to maintain the integrity and security of Consultant's access.

11.9  No Publicity. Consultant shall not issue a press release or any other publicity (including listing Comcast in a customer list) relating to this Agreement or the fact that Consultant is providing any services to Comcast without Comcast's prior written approval.

11.10  Destruction/Return of Information. Upon the expiration or termination of this Agreement or upon Comcast's request, Consultant shall return all Confidential Information to Comcast or at Comcast's option, destroy all Confidential Information and provide within ten (10) business days of Comcast request, a written certification signed by an officer of Consultant, certifying that all Confidential Information in all formats, including without limitation, paper, electronic and disk form, have been returned or destroyed, as the case may be.

12.  LIMITATION OF LIABILITY.EXCEPT IN THE CASE OF A BREACH OF CONFIDENTIALITY BY CONSULTANT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND INCLUDING BUT NOT LIMITED TO ANY LOSS OF USE, LOSS OF BUSINESS, OR LOSS OF PROFIT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

13.  Insurance. Consultant shall obtain and maintain throughout the Term of the Agreement the following insurance policies in the amounts set forth below:

Business Liability: $1,000,000.00
Products Completed Operations Aggregate: $2,000,000.00 General Non-PCO Aggregate:$2,000,000.00
Technical Services Errors and Omissions: $1,000,000.00 Workman's Compensation:As required by applicable law (if any)

    Consultant agrees that it will not cancel or change any policy of insurance required under this Agreement except after thirty (30) days written notice to Comcast. Consultant shall cause the insurance companies issuing the policies referred to in this section to provide in each policy that such insurance companies shall give Comcast thirty (30) days written notice prior to any cancellation, amendment or alteration of said insurance contract or contracts as the case may be. Consultant shall not commence performance of the Projects or Services until it has fully complied with all insurance requirements under this section 13 and provided to Comcast satisfactory proof of such compliance.

14. Scope Of Work: Additional Costs. If Comcast requests a change in a Statement of Work, such change shall be made only if Comcast and Consultant agree in writing to such change. Comcast shall have no obligation to pay for additional services at a cost to Comcast beyond the Compensation and expenses described in this Agreement, unless such additional services and costs are approved in writing by Comcast in advance.

15. Notice. Any notices pursuant to this Agreement shall be validly given or served if in writing and sent by registered or certified mail, postage prepaid, or via reputable overnight delivery service, to the following addresses:

a) If to Comcast:
Comcast Communications, Inc.
2354 E. Boot Road
West Chester, PA
Attn: VP Data Center Management (Gary Aron)

With a copy to:
Comcast Cable Communications Management, LLC
1500 Market Street
Philadelphia, Pa. 19102-2148

Attention: Senior Vice President & General Counsel

b) If to Consultant:
Information Systems Associates, Inc.
1151 SW 30th Street, Suite
E Palm City, FL 34990

or to such other addresses as either party may designate to the other in writing. Delivery of any notice shall be deemed to be effective on five (5) days after being sent by registered or certified mail, or one (1) day, in the case of overnight delivery service.

16.  Waiver. The waiver by either party of a breach or violation of, or failure of either party to enforce, any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation or relinquishment of any rights hereunder.

17.  Nonexclusive Agreement. It is expressly understood and agreed that this Agreement does not grant Consultant any exclusive privileges or rights and Comcast may contract with other Consultants for the procurement of comparable Projects or Services. Comcast makes no guarantee or commitment for any minimum or maximum amount of Projects or Services hereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, neither party shall be prohibited, restricted or enjoined at any time by the other from utilizing any skills or knowledge of a general nature acquired by such party during the course of performing its obligations under this Agreement (provided that Consultant does not use any Confidential Information), including, but not limited to, information that is publicly known or available or that could reasonably be acquired in the course of performing similar work.

18.  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, representatives and assigns. Notwithstanding the foregoing, this Agreement may not be assigned by either party without the prior written consent of the other; provided that, without obtaining Consultant's consent, Comcast may assign its rights and obligations under this Agreement to (I) any affiliate of Comcast, or (ii) any party (or its affiliate) acquiring all or substantially all of the assets or stock, by merger or otherwise, of Comcast or any affiliate of Comcast. For purposes of this section, "affiliate" shall mean any entity controlling, controlled by or under common control with the referenced entity.

19.  Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles thereof, regardless of its place of execution or performance. Any claims or controversy arising out of or relating to this Agreement shall be brought exclusively in any federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania and the parties hereby consent to personal jurisdiction or and venue in said court.

20.  Integration. Except as expressly provided for otherwise herein, this, writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all previous agreements of whatever nature between the parties with respect to the subject matter; it may not be altered or amended except by an agreement in writing signed by both parties.

21.  Subcontractors. Consultant shall not subcontract this Agreement in whole or in part to any third party without (i) the prior written consent of Comcast, which may be withheld at its sole discretion, and (ii) the prior written agreement of the proposed subcontractor to be bound by the provisions of this Agreement. Notwithstanding any such subcontract, Consultant shall not be relieved of its performance or obligations under this Agreement.

22.  Force Majeure. Neither party shall be deemed to be in default of any provision of this Agreement for failures in performance resulting from acts or events beyond its reasonable control (a "Force Majeure Event") for the duration of the Force Majeure Event. Such Force Majeure Events shall include but not be limited to, acts of God, civil or military authority, terrorists, civil disturbance, war, strikes, fires, other catastrophes, labor disputes, parts shortages, or other events beyond Consultant's reasonable control.

23.  Counterparts and Signatures. This Agreement may be executed in counterparts and forwarded by facsimile transmission by the parties. Each of the representatives signing this Agreement on behalf of the respective parties hereto represents and warrants that he or she has been duly authorized to execute and deliver this Agreement and that upon execution and delivery hereof, this Agreement shall be binding and enforceable in accordance with its terms against such party for whom such representative has signed.

    The parties have executed this Consulting Services Agreement as of the date first above written.

Comcast Cable Communications                                                         Information Systems Associates, Inc.
Management, LLC

By: /s/ Gary W. Aron                                                  By: /s/ Joseph P. Coschera
Name: Gary W. Aron                                                                          Name: Joseph P. Coschera
Title: Vice President                                `                                           Title: President

EXHIBIT A

Information Systems Associates, Inc. Intellectual Property

The intellectual property known as On Site Physical Inventory™ (a/k/a OSPI™) is the sole property of Information Systems Associates, Inc. (Consultant) which operates on a handheld PC device equipped with bar code scanning capabilities. From time to time, during the term of the Agreement, the Consultant may be required to utilize its intellectual property to provide services under a Statement of Work. In doing so, it may also be necessary for the Consultant to modify its intellectual property to meet a specification not found (non-standard) in its intellectual property. Doing so does not give any rights, title or interest to the Comcast to this intellectual property.